Exhibit 5.1

280 Park Avenue
New York, NY 10017

May 19, 2005

Dover Corporation
280 Park Avenue
Floor 34W
New York, NY 10017

Ladies and Gentlemen:

     I am rendering my opinion with respect to the legality of the 20,000,000 shares of Common Stock, par value $1.00 per share (the “Shares”), of Dover Corporation, a Delaware corporation (the “Company”), issuable pursuant to the Company’s 2005 Equity and Cash Incentive Plan (the “Plan”), which Shares are being registered under the Securities Act of 1933, as amended, on the Company’s Registration Statement on Form S-8 (the “Registration Statement”) to which this opinion is an exhibit.

     As General Counsel to the Company, I am familiar with the corporate proceedings of the Company relating to the authorization for issuance of the Shares, and have examined such instruments, documents, records and certificates, and have made such other inquiries and investigations of fact, as I have deemed necessary for purposes of the opinions herein expressed.

     Based on the foregoing, and having regard for such other legal and factual considerations as I deem relevant, I am of the opinion that the Shares, when issued, sold and delivered pursuant to and in accordance with the terms of the Plan, will be duly authorized, legally and validly issued, fully paid and nonassessable.

     I hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement filed by the Company.

Very truly yours,

/s/ Joseph W. Schmidt
Joseph W. Schmidt
General Counsel